Exhibit 10.60

AMENDMENT TO MANAGEMENT AGREEMENT
BY AND BETWEEN
GAMING ENTERTAINMENT (DELAWARE), L.L.C.
AND HARRINGTON RACEWAY, INC.

This Amendment is entered into as of February 4, 2002, by and between GAMING ENTERTAINMENT (DELAWARE), L.L.C. (“GED”) and HARRINGTON RACEWAY, INC. (“HRI”)

WHEREAS, on January 31, 1996, GED and HRI executed a Management Agreement (the “Agreement”), relating to GED’s management, on behalf of HRI, of the Entertainment Center and Related Improvements owned by HRI and located in the Town of Harrington, in Kent County, Delaware; and

WHEREAS, pursuant to those certain amendments dated as of March 18, 1998 and July 1, 1999, GED and HRI modified the terms of the Agreement in certain respects; and

WHEREAS, GED and HRI now desire further to modify the terms of the Agreement in certain respects.

NOW, THEREFORE, the parties hereto, in consideration of mutual promises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree, as follows, to wit:

1.             New Article 3A.  There shall be added to the Agreement a new Article 3A, as follows:

ARTICLE 3A

HRI AUTHORITY AND RESPONSIBILITY

3A.1        HRI Executive.  In compliance with the Act, HRI, as video lottery licensee, bears primary responsibility for the video lottery license in relation to the Delaware State Lottery Office (the “Lottery Office”).  In furtherance of this responsibility, HRI shall retain at its own cost and expense a full time employee (the “HRI Executive”) to oversee GED’s management, on behalf of HRI, of the Entertainment Center and Related Improvements in accordance with GED’s management and compliance obligations under the terms of this Agreement.  The intention is that the HRI Executive shall endeavor, with the full cooperation of GED, to become and remain fully informed about GED’s daily operation of the Entertainment Center and Related Improvements and, also, shall be the primary contact person with the Lottery Office and with the Delaware State Police Video Enforcement Unit, with respect to its video lottery license.  GED hereby acknowledges that the performance or non-performance by the HRI Executive of such individual’s responsibilities, as hereinabove anticipated, shall not, to any extent, relieve GED of GED’s management responsibilities, under the terms of this Agreement, with respect to the Entertainment Center and Related Improvements.

3A.2        HRI Authority Over Hiring.  HRI shall have the right to approve (which approval shall not be unreasonably withheld or delayed) GED’s hiring of the general manager and the following director level managers to implement GED’s management and compliance obligations under the terms of this Agreement with respect to the Entertainment Center and the Related Improvements:

•              General Manager

•              Security Director

•              Surveillance Director

•              Marketing Director

•              Finance Director

•              Facilities Director

•              Food and Beverage Director

•              Any other Director reporting directly to the General Manager

For the avoidance of doubt, HRI hereby approves the hiring of each GED employee who, as of the date of this Amendment, has any of the respective titles set forth above.

3A.3        HRI Authority Over Employee Policies.  HRI shall have the right, as set forth in this Section 3A.3, to review and shall have reasonable opportunity to consult with GED respecting any proposed modification or amendment to GED’s Employee Policies, as they exist on the execution date hereof (Exhibit C), including, without limitation, as to the adoption of any new Employee Policy.  All such new Employee Policies, and any proposed modifications or amendments to an existing Employee Policy, shall comply with existing law.  GED shall provide to HRI, at least ten (10) days prior to adoption by GED of any new Employee Policy, or any substantive modification or amendment to an existing Employee Policy, with a copy of such new, or modified or amended, Employee Policy, along with GED’s best estimate of any financial impact of the new policy not reflected in the current operating or capital budgets.  HRI’s review of and consultation with respect to and receipt of a copy of any new or modified or amended Employee Policy shall not be deemed to constitute approval by HRI of such new or modified or amended Employee Policy.

3A.4       HRI Financial Oversight Authority.  GED shall prepare on behalf of HRI, and provide to HRI, within sixty (60) days prior to the expiration of each fiscal year end of HRI and covering the immediately next ensuing fiscal year of HRI, an overall budget for the Entertainment Center and Related Improvements.  Such budget shall include an operating budget, capital budget, and projected cash flows, presented in such detail as HRI shall reasonably request, and shall include such supporting schedules as HRI shall reasonably request.  Such budget also shall set forth the income and expenditures (“Budgeted Expenditures”) anticipated by such budget on a month-to-month basis determined by GED’s expectations as to when such income will be realized during such ensuing fiscal year and when such expenditures will be incurred during such ensuing fiscal year.  Such budget shall be updated, as and if needed, throughout the ensuing fiscal year of HRI based upon actual performance and changing expectations of future business conditions (as jointly determined by HRI and GED).  HRI shall approve (which approval shall not be unreasonably withheld or delayed), each month, any and all controllable / discretionary expenditures, in advance of the same being incurred, which for a given budget line item, as reflected on Exhibit A, would exceed the budgeted line item amount for such month by an amount in excess of Ten Thousand Dollars ($10,000.00), as anticipated by the budgets hereinabove referenced as most recently modified, as the case may be, and accepted by HRI.

On a monthly basis, GED shall provide to HRI a cash flow forecast, setting forth the anticipated cash needs of the Entertainment Center and Related Improvements for the upcoming month along with the expected payment dates.  Such forecast will include (1) anticipated Operating Expense payments, including payroll, (2) anticipated capital expenditure payments, and (3) anticipated Management Fees.

3A.5        HRI Contract Oversight Authority.  GED shall, to the extent the same is not expressly prohibited by this Agreement but subject to HRI’s approval rights as set forth below, have the right to enter into contracts with third parties in furtherance of GED’s duties and obligations under this Agreement.  All such contracts, except employee related contracts, shall be in the name of HRI d/b/a Midway Slots, and no such contract, written or verbal, anticipating a payment in excess of Fifty Thousand Dollars ($50,000.00), or having a term in excess of six (6) consecutive calendar months, shall be entered into without HRI’s prior written consent, which consent shall not be unreasonably withheld or delayed.

3A.6        HRI Audit Authority.  HRI shall select an independent certified public accounting firm to perform an annual audit of the books and records of the operations of the Entertainment Center and Related Improvements.  The cost of this annual audit, and any related interim work, shall be an Operating Expense.  HRI also shall have the right to perform special or independent audits and inspections as long as the same do not unreasonably disrupt the conduct of business – including spot audits and inspections on an ongoing basis, - of all books and records of the Entertainment Center and Related Improvements, and of GED (or others acting under or through GED), inclusive of personnel records (by way of example and not limitation), pertaining to the Entertainment Center, Related Improvements, GED’s management of the same, compliance regarding the operation of the same, and of any and all of the physical assets comprising the Entertainment Center and Related Improvements.  The cost of any special or independent audits and inspections will be the sole responsibility of HRI.

3.A7        HRI Access to Records.  GED shall maintain, on the Entertainment Center Premises (or at an alternative storage site mutually acceptable to HRI and GED), the originals of all books and records of HRI pertaining to the Entertainment Center and Related Improvements, and of GED (or others acting under or through GED), inclusive of personnel records (by way of example and not limitation), pertaining to the Entertainment Center, Related Improvements, GED’s management of the same, or compliance regarding the operation of the same; and duly authorized agents of HRI shall have access to such books and records and, further, shall have the right to inspect, examine and copy all such books and records as HRI reasonably requests.  Personnel records, for purposes of this Article 3A, shall include GED hiring and employment policies, salary levels (inclusive of bonuses and other special compensatory arrangements) and benefit packages - both as available for each employee position and as, in fact, awarded to each employee, and periodic evaluation reports with respect to each employee.

After the completion of the annual audit for each fiscal year, the originals of all books and records, except employee records, of HRI pertaining to the Entertainment Center and Related Improvements, shall be stored by HRI, with GED retaining such copies as it deems necessary to perform its obligations under this agreement, and GED shall have all necessary access to such original books and records to perform its obligations under this agreement

3A.8        HRI Right to Require GED Attendance at Oversight Meetings.  GED representatives shall attend, upon reasonable notice, such Oversight Meetings as HRI may reasonably require.

3A.9        Notwithstanding anything in Article 16 (respecting arbitration and enforcement) or Section 6.7, as amended (respecting the disbursement of Management Fees) to the contrary, in the event of a material default by GED hereunder, which material default causes HRI to be in breach of, or in default under, its Delaware video lottery license or Delaware laws or regulations applicable to video lottery licensees, HRI may, pursuant to this Section 3A.9, withhold payment of all Management Fees otherwise payable to GED during the continuance of such material GED default and HRI breach or default, and may thereafter continue to hold such withheld Management Fees pending determination, as provided below, of the amount of damages (“Damages”), if any, GED owes HRI by reason of such material default, provided however, that:  (a) HRI shall not withhold payment of any Management Fees unless:  (i) HRI shall have first provided GED with written notice, specifying in appropriate detail GED’s material default and HRI’s intention to withhold Management Fees pursuant to Section 3A.9; (ii) such GED default shall remain uncured thirty (30) days after provision of such written notice; and (iii) HRI shall have obtained either an order or judgment from a court having proper jurisdiction over the subject matter and parties (a “Court”) authorizing HRI to withhold payment of such Management Fees to GED, or a finding by arbitrators, proceeding in accordance with Section 16, that HRI is authorized to withhold Management Fees in accordance with this Section 3A.9.  Management Fees withheld by HRI pursuant to this Section 3A.9, net of Damages, if any, shall be paid to GED promptly after adjudication as to such Damages, if any, by a Court (in a proceeding permitted by this Section 3A.9) or by arbitration (in a proceeding in accordance with Article 16).  Any failure by HRI to pay GED Management Fees in accordance with the terms and conditions of this Section 3A.9 shall only constitute an Event of Default by HRI within the meaning of Section 15.1 (c)(i) if such failure to pay is continuing for at least 60 days.

2.             Other Amendments.

A.            Effective as of the date hereof, the following provisions of the Agreement terminate and shall have no further force or effect:

(i)            Section 5.2; and

(ii)           the definition of “Depository Accounts” set forth in Article 1; and

(iii)          Section 7.7.

B.            Effective as of the date hereof, the following provisions shall be added at the end of the definition of “Operating Expenses”:

“Notwithstanding the foregoing, the following shall not constitute Operating Expenses but shall be exclusively for the account of GED:  (i) commencing January 1, 2002, any salary, bonus (other than bonus amounts payable in fiscal 2002 with respect to fiscal 2001, which amounts shall constitute Operating Expenses) or other current or deferred compensation expense (including fringe benefits, severance or termination payments and taxes and other governmental assessments thereon) payable to or for the account of the General Manager (or other person, howsoever titled, assigned by GED with overall on-site responsibility for the day-to-day operations of the Entertainment Center and Related Improvements); and (ii) unless otherwise agreed by HRI, including with respect to use by the chief executive officer of HRI or any HRI director, any expense or other charge incurred after January 1, 2002 relating to those certain  “skybox” or similar suites currently or from time to time hereafter under lease at:  (a) First Union Center and Veterans Stadium or (b) any other sporting venue.

C.            Effective as of the date hereof, Article 6 of this Agreement shall be amended, superceded and restated to read in its entirety as provided on Exhibit B.

3.             Notices.      The notice and address information set forth in Section 18.4 of the Agreement (i.e. that portion of Section 18.4 which follows the first two paragraphs of Section 18.4) is hereby amended, superseded and restated in its entirety to read as follows:

A.            Each notice to GED shall be addressed as follows:

Gaming Entertainment (Delaware), L.L.C.

C/O Full House Resorts, Inc.

2300 West Sahara Avenue

Suite 450-Box 23

Las Vegas, NV 89102

With a copies to:

General Counsel

Full House Resorts, Inc.

2300 West Sahara Avenue

Suite 450-Box 23

Las Vegas, NV 89102

General Counsel

GTECH Corporation

55 Technology Way

West Greenwich, RI 02817

B.            Each notice to FHR, Guarantor, shall be addressed as follows:

Full House Resorts, Inc.

2300 West Sahara Avenue

Suite 450-Box 23

Las Vegas, NV 89102

With a copies to:

General Counsel

Full House Resorts, Inc.

2300 West Sahara Avenue

Suite 450-Box 23

Las Vegas, NV 89102

General Counsel

GTECH Corporation

55 Technology Way

West Greenwich, RI 02817

C.            Each notice to GTECH, Guarantor, shall be addressed as follows:

GTECH Corporation

55 Technology Way

West Greenwich, RI 02817

Attn: Chief Executive Officer

With a copies to:

General Counsel

GTECH Corporation

55 Technology Way

West Greenwich, RI 02817

General Counsel

Full House Resorts, Inc.

2300 West Sahara Avenue

Suite 450-Box 23

Las Vegas, NV 89102

D.            Each notice to HRI shall be addressed as follows:

Harrington Raceway, Inc.

15 West Ryder Road

Harrington, DE 19952

Attention: President

With a copy to:

Robert L. Thomas, Esquire

Young Conaway Stargatt & Taylor, LLP

addressed as follows:

P.O. Box 391

Wilmington, DE 19899

(if sent by means of traditional mail)

or

110 W. Pine Street

Georgetown, DE 19947

(if sent by means of courier or overnight delivery service)

4.             Interpretation.  In the event of any irreconcilable conflict between the terms of this Amendment and the terms of the Agreement (as heretofore amended) exclusive of this Amendment, the terms of this Amendment shall prevail.  All capitalized terms in this Amendment shall have the same meaning ascribed to such terms, respectively, by the Agreement.

5.             General.  Except as specifically provided herein, all terms, conditions and provisions of the Agreement, as amended, shall continue unchanged and remain in full force and effect.

IN WITNESS WHEREOF, HRI and GED have caused this Amendment to be executed and delivered under their respective seals as of the          day of February 2002.

HARRINGTON RACEWAY, INC.

By:	/s/ Jack Walls

Its: President

Date: 2/4/02

GAMING ENTERTAINMENT (DELAWARE), L.L.C., by its Members

GTECH GAMING SUBSIDIARY 2 CORPORATION

By:	/s/ Joseph Gendron

Its: Director of Video Operations

Date: 2/4/02

FULL HOUSE SUBSIDIARY, INC.

By:	/s/ Michael P. Shaunnessy

Its: Exec VP & CFO

Date: 2-4-02

GUARANTORS:

FULL HOUSES RESORTS, INC.

/s/ William J. DiMondi	By:	/s/ Michael P. Shaunnessy
Witness	Name:	Michael P. Shaunnessy
	Title:	Exec. VP & CFO

GTECH CORPORATION

/s/ William J. DiMondi	By:	/s/ Joseph Gendron
Witness	Name:	Joseph Gendron
	Title:	Dir. of Video Operations

AMENDMENT TO MANAGEMENT AGREEMENT
BY AND BETWEEN
GAMING ENTERTAINMENT (DELAWARE), L.L.C.
AND HARRINGTON RACEWAY, INC.

“Line Item” Operating Expenses

Exhibit A

Printing

Insurance

Postage

Equipment Rental

Maintenance

Contract Services

Operating Supplies

Other Expenses

Entertainment

Bus Rentals

Promo Prizes

Media Advertising

Fair Admissions

Customer Development

Production

Utilities

Gross Receipts Taxes

AMENDMENT TO MANAGEMENT AGREEMENT
BY AND BETWEEN
GAMING ENTERTAINMENT (DELAWARE), L.L.C.
AND HARRINGTON RACEWAY, INC.

Article 6 Revised Language

Exhibit B

“ARTICLE 6

ACCOUNTING AND CASH MANAGEMENT

6.1           The Custodial Accounts.  HRI shall select a bank or banks (collectively, the “Bank”) which shall receive deposits and maintain the funds generated by operation of the Entertainment Center and Related Improvements and shall establish custodial accounts (the “Custodial Accounts”) into which all Gross Revenues shall be deposited, from which the Delaware State Lottery will withdraw the appropriate funds, and into which all Agent Commissions shall be deposited.

6.2           Deposits to Custodial Accounts.  All Gross Revenues and other proceeds arising from the operation of the Entertainment Center and Related Improvements shall be deposited at least once daily (or at such other frequency as HRI and GED shall mutually establish in writing) by GED into the Custodial Accounts established by HRI pursuant to Section 6.1 and, for this purpose, GED may obtain a bonded transportation service to effect the safe transportation of the receipts to the Bank.  The cost of such transportation service shall be an Operating Expense.

6.3           Disbursement Accounts.  HRI shall establish one or more disbursement accounts (collectively, the “Disbursement Accounts”) with the Bank and, subject to the funding of such accounts by HRI as provided in Section 6.6 and consistent with and pursuant to all other terms and conditions of this Agreement, GED shall have responsibility and authority to make all payments and disbursements authorized by this Agreement.  Any such accounts, with the exception of any payroll accounts, shall be HRI accounts.  Except as set forth below, all disbursements shall be made by check or wire transfer and, in the case of disbursements in excess of $5,000, shall be made by check or wire transfer bearing two signatures or verified by two persons who are employees of GED, one being an accounting officer employed in connection with the operation of the Entertainment Center and one being the general manager employed in connection with the operations of the Entertainment Center.

6.4           No Cash Disbursements.  GED shall not make any disbursements of currency or coin from the Disbursement Accounts except for the payment of cash prizes and expenditures from the Cash Contingency Reserve Fund and Petty Cash Fund described below and except as otherwise set forth in this Agreement.  Except as otherwise set forth herein, all other payments or disbursements by GED shall be made by check drawn or wire transfer against a Disbursement Account signed or authorized in the manner provided in Section 6.3.

6.5           Prize Fund.  GED shall establish, using funds deposited into the Disbursement Accounts, and shall maintain for the benefit of the Entertainment Center operations, a Prize Fund in an amount reasonable to accommodate the purpose of such account.  The Prize Fund shall initially be funded at one hundred thousand dollars ($100,000.00).  This account shall be maintained on an impress basis.

6.6           Transfers between Accounts.

(a)           GED shall have the authority to cause the transfer of funds between the Disbursement Accounts in order to maintain balances in the Disbursement Accounts to pay Operating Expenses and other Budgeted Expenditures and to maintain the Prize Fund.  Subject to Section 6.3, GED is authorized to make any transfers authorized by this Agreement by check or by wire, in GED’s discretion.  GED also may provide for payments by means of automatic withdrawal; however, arrangements in this regard shall require the prior reasonable written approval of HRI.

(b)           HRI shall, upon request of GED, cause sufficient funds to be transferred to the Disbursement Accounts to enable GED to pay all Operating Expenses and other Budgeted Expenditures as determined in accordance with Section 3A.4 of this Agreement.  GED will provide HRI, at least 48 (forty eight) hours in advance, with a request for funding supported by a current accounts payable or payroll run indicating the amount of funding required.  HRI shall insure that adequate funds are transferred to the Disbursement Accounts to cover the intended payment of such Operating Expenses and other Budgeted Expenditures.  Should HRI fail to adequately and timely fund the Disbursement Accounts, HRI shall be liable for all amounts payable under Section 17.1 by reason of such failure, including, but not limited to all consequential and special damages incurred by GED, its legal representatives, members, employees, successors and assigns by reason of such failure.

6.7           Disbursement of Management Fees.  Except as otherwise provided in Section 3A.9, on or before the 25th (twenty fifth) day of each calendar month, HRI shall pay to GED, to such account as GED may request from time to time in writing, all Management Fees, and all other fees and expenses payable to GED pursuant to this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, if HRI shall fail to pay GED any Management Fees or other fees and expense payable to GED pursuant to this Agreement, HRI shall be liable for all amounts payable under Section 17.1 by reason of such failure, including but not limited to all consequential and special damages incurred by GED, its legal representatives, members, employees, successors and assigns by reason of such failure.

6.8           Payment of Fees and Disbursements.  The Gross Revenue shall be dealt with as follows:

(a)           At least once a day GED shall deposit all Gross Revenues and other monetary proceeds arising from the operation of the Entertainment Center and Related

Improvements into the Custodial Accounts established in accordance with Section 6.1.

(b)           Each day GED shall transfer all of the Gross Win to the State Lottery Fund in accordance with the Act.  The Delaware State Lottery Board shall withdraw such amounts from such proceeds as necessary to pay on behalf of HRI in accordance with the Act (i) gaming taxes, (ii) payments to the Delaware State Lottery for Video Lottery Machines, and (iii) statutory purse supplements payable from Video Lottery Machines and such other sums are required by the Act incident to the operation of the Entertainment Center.  The parties anticipate that the State Lottery Fund then will remit to HRI the net proceeds, after making deductions in accordance with the Act.

(c)           HRI shall make disbursements to GED as provided in Section 6.6 to enable GED to pay all Operating Expenses and other Budgeted Expenditures as and when they arise.

6.9           Operative Dates.  For purposes of this Article 6, the first year of operations shall begin on January 1, 2002 and will end of December 31, 2002.  Each subsequent fiscal year will correspond to each full calendar year for the remainder of the Term hereof (except that, if the Term expires or is otherwise terminated other than on December 31 of a calendar year, the effective date of such expiration or termination shall conclude the then current fiscal year.)

6.10         Financial Statements.  GED shall prepare, on behalf of HRI, and provide to HRI on a monthly, quarterly and annual basis, financial statements of the Entertainment Center and Related Improvements, including balance sheets, income and expense statements setting forth in reasonable detail all Gross Revenues, Operating Expenses and Net Operating Profit, statements of changes in cash position and any other schedules as may be reasonably requested from time to time by HRI.  Monthly financial statements shall be provided to HRI within thirty (30) days following the end of each month.  After the first full year of operations the financial statements shall be prepared to reflect comparative results.  Audits of the financial statements of the Entertainment Center and Related Improvements may be provided to all applicable federal and state reporting agencies, as required by law, and may be used by GED for reporting purposes under federal and state securities laws, if required.  GED will provide notice to HRI, concurrent with any provision of any financial information as provided herein.

6.11         Books of Account.  GED shall maintain the books and records required hereunder in accordance with the accounting practices of HRI, as currently in effect, (provided that the same are in conformity with generally accepted accounting principles) consistently applied and shall use the calendar year as the fiscal accounting period, as currently utilized by HRI in its normal course of business (i.e. a fiscal quarter and fiscal year).  Nothing contained herein is intended to restrict GED’s right to utilize centralized accounting services for the Entertainment Center.  The books of account shall reflect detailed day-to-day operations of the Entertainment Center and Related Improvements and shall utilize HRI’s accounting systems and procedures as currently in effect, which, at a minimum:  (i) include a system of internal accounting controls; (ii) permit preparation of financial statements in accordance with generally accepted accounting principles; (iii) are susceptible to audit; (iv) permit the calculation and payment of Base Management Fees, Target Bonuses and expense reimbursements in accordance with the term of this Agreement and all other sums due GED pursuant to the Transaction Documents; and (v) provide for the allocation of Operating Expenses allowed pursuant to this Agreement.”

AMENDMENT TO MANAGEMENT AGREEMENT
BY AND BETWEEN
GAMING ENTERTAINMENT (DELAWARE), L.L.C.
AND HARRINGTON RACEWAY, INC.

GED Employer Policies as of February 4, 2002

Exhibit C

[Index listing of current policies]